                                                               Exhibit 10.10

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                          SECURITIES PURCHASE AGREEMENT

                                  by and among

                     WARBURG, PINCUS EQUITY PARTNERS, L.P.,

                  WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

              WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.,

              WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.,

              WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

                                       and

                              VISIBLE GENETICS INC.

                                  July 15, 1999

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
SECTION 1.  AUTHORIZATION OF COMMON STOCK AND WARRANT.......................................1

SECTION 2.  PURCHASE, SALE AND ISSUANCE OF SHARES AND WARRANTS..............................2

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................2
        3.1.  Corporate Organization........................................................3
        3.2.  Subsidiaries..................................................................3
        3.3.  Capitalization................................................................4
        3.4.  Corporate Proceedings, etc....................................................5
        3.5.  Consents and Approvals........................................................5
        3.6.  Absence of Conflicts, etc.....................................................6
        3.7.  SEC Reports...................................................................6
        3.8.  Absence of Certain Developments...............................................8
        3.9.  Compliance with Law...........................................................8
        3.10.  Litigation...................................................................9
        3.11.  Material Contracts...........................................................9
        3.12.  Absence of Undisclosed Liabilities..........................................10
        3.13.  Labor Relations and Employment..............................................10
        3.14.  Employee Benefit Plans......................................................12
        3.15.  Real Property...............................................................12
        3.16.  Condition of Properties.....................................................13
        3.17.  Environmental Matters.......................................................13
        3.18.  Intellectual Property.......................................................15
        3.19.  Regulatory Matters..........................................................17
        3.20.  Year 2000...................................................................18
        3.21.  Tax Matters.................................................................18
        3.22.  Insurance...................................................................19
        3.23.  Transactions with Related Parties...........................................19
        3.24.  Interest in Competitors.....................................................19
        3.25.  Private Offering............................................................20
        3.26.  Brokerage...................................................................20
        3.27.  Material Facts..............................................................20
        3.28.  Fairness Opinion............................................................21

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...............................21

SECTION 5.  COVENANTS OF THE PARTIES.......................................................22
        5.1.  Additional Agreements........................................................22

SECTION 6.  ADDITIONAL COVENANTS OF THE COMPANY............................................23
        6.1.  Use of Proceeds..............................................................23
        6.2.  Financial and Business Information...........................................23
        6.3.  Inspection...................................................................24
        6.4.  Confidentiality..............................................................25
        6.5.  Board Nominees...............................................................26
        6.6.  Board Committees.............................................................26
        6.7.  Subscription Right...........................................................26


        6.8.  Covenant not to Breach Representations and Warranties, Covenants.............28
        6.9.  Conduct of Business and Maintenance of Existence.............................28
        6.10.  Compliance with Laws........................................................28
        6.11.  Insurance...................................................................28
        6.12.  Keeping of Books............................................................29
        6.13.  Lost, etc. Certificates Evidencing Shares or Dividend
                     Shares (or Shares of Common Stock); Exchange..........................29
        6.14. Competing Transaction Restriction............................................29

SECTION 7.  ADDITIONAL COVENANTS OF THE PURCHASERS.........................................30
        7.1.  Resale of Securities.........................................................30
        7.2.  Standstill...................................................................31

SECTION 8.  CLOSING CONDITIONS OF THE PURCHASERS AND THE COMPANY...........................31
        8.1.  Injunction...................................................................31

SECTION 9.  PURCHASERS' CLOSING CONDITIONS.................................................31
        9.1.  Representations and Warranties...............................................32
        9.2.  Compliance with Transaction Documents........................................32
        9.3.  Officer's Certificate........................................................32
        9.4.  Consents.....................................................................32
        9.5.  Counsel's Opinion............................................................32
        9.6.  Registration Rights Agreement................................................32
        9.7.  Adverse Development..........................................................32
        9.8.  Election of Director.........................................................33
        9.9.  Approval of Proceedings......................................................33
        9.10.  Termination of Term Loan....................................................33

SECTION 10.  COMPANY CLOSING CONDITIONS....................................................33
        10.1.  Representations and Warranties..............................................33
        10.2.  Compliance with Transaction Documents.......................................33
        10.3.  Purchaser's Certificates....................................................34

SECTION 11.  TERMINATION, AMENDMENT AND WAIVER.............................................34
        11.1.  Termination.................................................................34
        11.2.  Effect of Termination.......................................................35
        11.3.  Amendment...................................................................35
        11.4.  Waiver......................................................................35

SECTION 12.  INTERPRETATION OF THIS AGREEMENT..............................................35
        12.1.  Terms Defined...............................................................35
        12.2.  Schedules...................................................................36
        12.3.  Accounting Principles.......................................................37
        12.4.  Directly or Indirectly......................................................37
        12.5.  Governing Law...............................................................37
        12.6.  Paragraph and Section Headings..............................................37

SECTION 13.  MISCELLANEOUS.................................................................37
                                      -ii-


        13.1.  Survival of Representations, Warranties and Agreements......................37
        13.2.  Notices.....................................................................38
        13.3.  Expenses....................................................................39
        13.4.  Publicity...................................................................39
        13.5.  Specific Performance........................................................39
        13.6.  Submission to Jurisdiction..................................................39
        13.7.  Successors and Assigns......................................................40
        13.8.  Entire Agreement; Amendment and Waiver......................................40
        13.9.  Severability................................................................40
        13.10.  Limitation on Enforcement of Remedies......................................40
        13.11.  Counterparts...............................................................40



EXHIBIT A                  Certificate of Designation
EXHIBIT B                  Form of Warrant
EXHIBIT C                  Restated Articles of Incorporation of the Company
EXHIBIT D                  By-law No. 3 of the Company
EXHIBIT E                  Form of Opinion of Counsel
EXHIBIT F                  Form of Registration Rights Agreement
EXHIBIT G                  Form of Amendment of Hilal Funds Registration Rights Agreement

Schedule 2                     Shares, Warrants, Purchase Price
Schedule 3.2                   Subsidiaries
Schedule 3.3(a)                Employee Stock Option Plans
Schedule 3.3(c)                Conversion and Preemptive Rights
Schedule 3.5                   Consents and Approvals
Schedule 3.6                   Conflicts, etc.
Schedule 3.8                   Certain Developments
Schedule 3.9                   Compliance with Law
Schedule 3.10                  Litigation
Schedule 3.12                  Undisclosed Liabilities
Schedule 3.13(a)               Labor Relations
Schedule 3.13(b)               Employment Not Terminable at Will
Schedule 3.13(c)               Exceptions to Confidentiality Agreements
Schedule 3.13(e)               Anticipated Employee Departures
Schedule 3.14                  Employee Benefit Plans
Schedule 3.15                  Leased Real Property
Schedule 3.18(a)               Intellectual Property - Liens
Schedule 3.18(b)               Intellectual Property - Claims
Schedule 3.18(c)               Intellectual Property - Licenses
Schedule 3.18(d)               Intellectual Property - Former Personnel
Schedule 3.19                  Regulatory Proceedings
Schedule 3.20                  Year 2000
Schedule 3.21                  Tax Matters
Schedule 3.22                  Insurance
Schedule 3.23                  Transactions with Related Parties



                                      INDEX

1998 Financial Statements....................................................................7

Act..........................................................................................30
Affiliate....................................................................................34
Agreement.....................................................................................1

Board.........................................................................................1
Business Day.................................................................................35

CERCLA.......................................................................................14
Certificate of Designation....................................................................1
Closing.......................................................................................2
Closing Date..................................................................................2
Common Stock..................................................................................1
Company.......................................................................................1

Employee Benefit Plan........................................................................35
Environmental Laws...........................................................................14
Environmental Permits........................................................................14
Exchange Act.................................................................................35
Expiration Date..............................................................................34

FDA..........................................................................................17
FDCA.........................................................................................17

GAAP..........................................................................................7
Governmental Entity..........................................................................35

Hazardous Materials..........................................................................14
Hilal Funds...................................................................................9

IDE..........................................................................................17
Intellectual Property........................................................................16
Interim SEC Reports...........................................................................6

knowledge, to the best of the Company's knowledge............................................35

Leased Real Property.........................................................................12

Material Adverse Effect.......................................................................3

Organizational Documents......................................................................3

PCB..........................................................................................13
Person.......................................................................................35
Preferred Stock...............................................................................4
Proposed Securities..........................................................................26
Purchase Price................................................................................2
Purchaser.....................................................................................1
Purchasers....................................................................................1


RCRA.........................................................................................14
Registration Rights Agreement................................................................32
Regulated Product............................................................................17
Remedial Action..............................................................................15

SEC..........................................................................................35
SEC Reports...................................................................................6
Securities Act...............................................................................35
Shares........................................................................................1
subsidiary...................................................................................35

Transaction Documents.........................................................................5

Warburg Purchaser............................................................................30
Warrants......................................................................................1

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT, dated as of July 15, 1999 (this "AGREEMENT"), by and among Visible Genetics Inc., an Ontario corporation (the "COMPANY"), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Ventures International, L.P., a [Delaware] limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Dutch limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Dutch limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Dutch limited partnership (each, a "PURCHASER", and collectively, the "PURCHASERS").

                              W I T N E S S E T H:

     WHEREAS, the Purchasers desire to purchase 30,000 Series A preferred shares, without par value, of the Company (the "SHARES"), which are convertible into common shares of the Company, without par value (the "COMMON STOCK"), and to purchase warrants initially exercisable with respect to 1,100,000 shares of Common Stock (the "WARRANTS"), and the Company desires to issue and sell the Shares and the Warrants to the Purchasers, in each case upon the terms and subject to the conditions set forth in this Agreement.

     WHEREAS, the Board of Directors of the Company (the "BOARD") has approved the purchase and sale of the Shares and the Warrants, upon the terms and subject to the conditions set forth herein, and the Board deems such sale to be advisable and in the best interests of the stockholders of the Company.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1.  AUTHORIZATION OF COMMON STOCK AND WARRANT

     (a) The Company has authorized and created a series of its preferred shares consisting of 33,950 shares, without par value, designated as its "Series A Convertible Preferred Shares" (the "SERIES A PREFERRED STOCK"). The terms, limitations and relative rights and preferences of the Series A Preferred Stock are set forth in the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Shares of the Company, a copy of which is attached hereto as EXHIBIT A (the "CERTIFICATE OF DESIGNATION"). The Company has reserved for issuance the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

     (b) The Company has authorized the issuance of the Warrants to the Purchasers and reserved for issuance the shares of Common Stock issuable upon exercise of the Warrants. The terms of the Warrants are set forth in the form of Warrant, a copy of which is attached as EXHIBIT B hereto.

SECTION 2.  PURCHASE, SALE AND ISSUANCE OF SHARES AND WARRANTS

     (a) Subject to the terms and conditions set forth in this Agreement and in reliance upon the Company's and the Purchasers' respective representations and warranties set forth below, on the Closing Date (as defined below) the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, (i) the number of shares of Series A Preferred Stock set forth opposite such Purchaser's name in column 1 on Schedule 2, and (ii) a Warrant exercisable to acquire the number of shares of Common Stock set forth opposite such Purchaser's name in column 2 on Schedule 2, for such consideration as is set forth opposite such Purchaser's name in column 3 on Schedule 2 (the aggregate consideration to be paid by the Purchasers for the shares of Series A Preferred Stock and the Warrants, the "PURCHASE PRICE"). Such sale and purchase shall be effected on the Closing Date by the Company executing and delivering to each Purchaser, duly registered in such Purchaser's name, (i) a duly executed stock certificate evidencing the number of shares of Series A Preferred Stock set forth opposite such Purchaser's name in column 1 on Schedule 2 and (ii) a duly executed Warrant evidencing the number of shares of Common Stock into which such Warrant is exercisable set forth opposite such Purchaser's name in column 2 on
Schedule 2, against delivery by the Purchasers to the Company of the Purchase Price by wire transfer of immediately available United States dollars to such account as the Company shall designate prior to the Closing Date.

     (b) The closing of such sale, purchase and issuance (the "CLOSING") shall take place at 2:00 p.m., New York City time, on July 15, 1999, ior such other date as the Purchasers and the Company shall agree in writing (the "CLOSING DATE"), at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, or such other location as the Purchasers and the Company shall mutually select.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Purchasers that:

          3.1. CORPORATE ORGANIZATION

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Attached hereto as EXHIBIT C and EXHIBIT D, respectively, are true and complete copies of the Restated

     Articles of Incorporation and By-law No. 3 of the Company, as amended through the date hereof (collectively, the "ORGANIZATIONAL DOCUMENTS").

     (b) The Company has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own, operate or lease its properties and to carry on its business as now conducted, except where the failure to have any such approval, license, permit or authorization would not reasonably be expected to have a material adverse effect on the business, properties, or financial condition of the Company and its subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder.

     (c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of, each jurisdiction in which the conduct of the Company's business or the nature of the properties owned or leased by the Company requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

     3.2. SUBSIDIARIES

     (a) SCHEDULE 3.2 sets forth (i) the name of each subsidiary of the Company, other than subsidiaries that are dormant or that do not carry on business activities; (ii) the name of each corporation, partnership, joint venture or other entity (other than such subsidiaries) in which the Company or any of its subsidiaries has, or pursuant to any agreement has the right or obligation to acquire at any time by any means, directly or indirectly, an equity interest or investment; (iii) in the case of each of such corporations described in clauses
(i) and (ii) above, (A) the jurisdiction of incorporation and (B) the capitalization thereof and the percentage of each class of voting capital stock owned by the Company or any of its subsidiaries.

     (b) Each subsidiary of the Company listed on SCHEDULE 3.2 has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate power and authority to own and lease its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding equity or other participating interests of each subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and, to the extent owned by the

Company as indicated on SCHEDULE 3.2, are owned free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or equity, except as set forth on SCHEDULE 3.2.

     3.3. CAPITALIZATION

     (a) The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock and an unlimited number of preferred shares, without par value ("PREFERRED STOCK"). As of the close of business on the date one Business Day prior to the date hereof, (i) 9,569,988 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 2,850,901 shares of Common Stock were reserved for issuance under the Company's employee stock option plans listed on SCHEDULE 3.3(a) in the amounts stated in such schedule, (iv) 812,367 shares of Common Stock were reserved for issuance under the Company's outstanding warrants and convertible securities, and (v) there were no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the Company's stockholders may vote.

     (b) All of the outstanding shares of Common Stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with all applicable United States federal and state and Canadian federal and provincial securities laws. Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Series A Preferred Stock, free of all preemptive or similar rights. Upon their issuance in accordance with the terms of the Series A Preferred Stock, the shares of Common Stock issuable upon conversion of the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights. Upon their issuance in accordance with the terms of the Warrants, the shares of Common Stock issuable upon exercise of the Warrants will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of all preemptive or similar rights.

     (c) Except for the rights which attach to the options which are listed on
SCHEDULE 3.3(a) and the warrants, options and convertible securities which are listed on SCHEDULE 3.3(c) hereto and to the Shares and Warrants, on the Closing Date, there will be no shares of Common Stock or any other equity security of the Company issuable upon exercise, conversion or exchange of any security of the Company nor will there be any rights, options or warrants outstanding or other agreements to acquire shares of Common Stock or any other equity security of the Company nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any outstanding shares of Common Stock. Except as set forth on SCHEDULE 3.3(c), (i) no stockholder of the

Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company, (ii) the Company has not agreed to register any of its securities under the Securities Act (other than pursuant to the Registration Rights Agreement) and (iii) there are no existing voting trusts or similar agreements to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries.

     3.4. CORPORATE PROCEEDINGS, ETC.

     The Company has full corporate power to execute and deliver this Agreement, the Warrants and the Registration Rights Agreement (collectively, the "TRANSACTION DOCUMENTS"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents by the Company and each of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of the Transaction Documents by the Company and each of the transactions contemplated hereby and thereby, and upon such execution and delivery (assuming the Transaction Documents are executed and delivered by the other parties thereto), each of the Transaction Documents shall constitute a valid and binding obligation of the Company enforceable in accordance with its terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     3.5. CONSENTS AND APPROVALS

     Except as set forth in SCHEDULE 3.5, the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not require the Company or any of its subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, Person, firm, Governmental Entity or public or judicial authority, including, but not limited to, pursuant to the Competition Act (Canada) and the Investment Canada Act, as amended.

     3.6. ABSENCE OF CONFLICTS, ETC.

     Except as set forth in SCHEDULE 3.6, the execution and delivery by the Company of the Transaction Documents do not, and the fulfillment of the terms hereof and thereof by the Company, and the issuance of the Shares, the Warrants and the Common Stock issuable upon exercise of the Warrants will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, the Organizational Documents, any material agreement to which the Company or its subsidiaries is a party, or any order, judgment, rule or regulation of any Governmental Entity having jurisdiction over the Company or any of its subsidiaries or over their respective properties or businesses, except for such defaults that would not reasonably be expected to have a Material Adverse Effect.

     3.7. SEC REPORTS

     (a) The Company has furnished the Purchasers with true and complete copies (including all amendments thereof) of its (i) Annual Reports on Form 20-F for the fiscal years ended December 31, 1997 and 1998 as filed with the SEC, (ii) all other documents filed with the SEC (pursuant to Section 13, 14(a) and 15(d) of the Exchange Act) and the Canadian securities regulatory authorities since January 1, 1996 and (iii) all registration statements filed with the SEC since January 1, 1996, which are all the documents (other than preliminary material) that the Company filed or was required to file with the SEC or the Canadian securities regulatory authorities from that date through the date hereof (clauses (i) through (iii) being referred to herein collectively as the "SEC REPORTS"). Except to the extent they may have been subsequently amended or otherwise modified prior to the date hereof by subsequent reporting or filings, as of their respective dates, the SEC Reports (as the same may have been amended or otherwise modified) complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such reports and registration statements. Except to the extent they may have been subsequently amended or otherwise modified prior to the date hereof by subsequent reporting or filings, as of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) From the date hereof through the Closing Date, the Company will promptly furnish to the Purchasers upon their being filed copies of any documents filed by the Company with the SEC or the Canadian securities regulatory authorities (the "INTERIM SEC REPORTS"). As of their respective dates, the Interim SEC Reports will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such reports and registration statements. As of their respective dates, the Interim SEC Reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) The audited consolidated financial statements as at and for the period ended December 31, 1998 of the Company included in the SEC Reports (the "1998 FINANCIAL STATEMENTS") comply as to form in all material respects with accounting requirements of the Securities Act or the Exchange Act, as applicable, and with the published rules and regulations of the SEC with respect thereto. The 1998 Financial Statements (i) have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended and (iii) are in all material respects in agreement with the books and records of the Company and its subsidiaries.

     (d) Except as otherwise disclosed in a Form 6-K filed by the Company on July 7, 1999, the unaudited interim financial statements of the Company as at and for all periods commencing on or after January 1, 1999 included in the SEC Reports or the Interim SEC Reports comply, or in the case of the Interim SEC Reports will comply, as to form in all material respects with accounting requirements of the Securities Act or the Exchange Act, as applicable, and with the published rules and regulations of the SEC with respect thereto. Except as otherwise disclosed in a Form 6-K filed by the Company on July 7, 1999, the condensed financial statements included in the SEC Reports or in the Interim SEC
Reports: (i) have been, or in the case of the Interim SEC Reports will be, prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) present or will present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules and regulations promulgated thereunder, and (iii) are, and will be, in all material respects in agreement with the books and records of the Company and its subsidiaries.

     (e) The Company and its subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of the Company and its subsidiaries are recorded in conformity with applicable accounting principles. No part of the Company's or any of its subsidiaries' accounting system or records, or access thereto, is under the control of a Person who is not an employee of the Company or such subsidiary.

     (f) The Company, along with its subsidiaries, had less than $25,000,000 of aggregate sales in the United States in the most recently completed fiscal year, and as of March 31, 1999 owned, either directly or indirectly, assets in the United States with an aggregate book value of less than $15,000,000.

     3.8. ABSENCE OF CERTAIN DEVELOPMENTS

     Except as disclosed in the SEC Reports filed with the SEC on or prior to the date hereof or in SCHEDULE 3.8, and except for the transactions contemplated by this Agreement, since December 31, 1998, (i) the Company and each of its subsidiaries has conducted its business only in the ordinary and usual course in accordance with past practice, and (ii) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had, or is reasonably likely in the future to have, individually or in the aggregate, a Material Adverse Effect.

     3.9. COMPLIANCE WITH LAW

     (a) Neither the Company nor any of its subsidiaries is in violation of any laws, ordinances, governmental rules or regulations to which it is subject, except for violations which would not reasonably be expected to have a Material Adverse Effect, including without limitation laws or regulations relating to human therapeutic or diagnostic products or devices, the environment or to occupational health and safety, and except as set forth in Schedule 3.9 no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations. Neither the Company nor any of its subsidiaries has received written notice of violation of any law, ordinance, governmental rule or regulation, which if violated, would reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best of the Company's knowledge, threatened nor has any Governmental Entity indicated an intention to conduct the same, except for an investigation or review conducted as a result of an application or other filing made by the Company.

     (b) Neither the Company or any of its subsidiaries nor, to the Company's knowledge, any of the officers, directors, employees, agents or other representatives of the Company or any of its subsidiaries or Affiliates, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except as permitted by applicable law and for personal political contributions not involving the direct or indirect use of funds of the Company or any of its subsidiaries.

     (c) The Company and its subsidiaries have all licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their respective businesses, except for those which if violated or not obtained would reasonably be expected (and except for any of the foregoing relating to Intellectual Property which are covered by the provisions of Section 3.18) to have a Material Adverse Effect. Neither the Company nor any subsidiary has finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

     3.10. LITIGATION

     There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any subsidiary or any of their respective properties, assets or businesses which, either alone or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated by the Transaction Documents. The Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Except as set forth in SCHEDULE 3.10, neither the Company nor any subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity against it.

     3.11. MATERIAL CONTRACTS

     Neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under, is in violation (or would be in violation with notice or lapse of time, or both) of, or has otherwise breached, any material indenture, note, credit agreement, loan document, lease, license or other agreement (unless such default has been waived), which default, alone or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect. The Company has previously furnished to the Purchasers true and correct copies of all material agreements to which the Company or any of its subsidiaries is a party, reflecting all amendments thereto through the date of this Agreement. Except as set forth in SCHEDULE 3.11, each material agreement to which the Company or any of its subsidiaries is a party is in full force and effect and is binding upon the Company and, to the best of the Company's knowledge, is binding upon such other parties, in each case in accordance with its terms. There are no material unresolved disputes involving the Company or any of its subsidiaries under any material agreement.

     3.12. ABSENCE OF UNDISCLOSED LIABILITIES

     Except as disclosed on SCHEDULE 3.12 and except for indebtedness or liabilities that are reflected or reserved against in the most recent financial statements included in the SEC Reports, neither the Company nor any of its subsidiaries has any debt, obligation or liability of a kind required by GAAP to be reflected on a balance sheet (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due and whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, except current liabilities incurred and obligations under agreements entered into since December 31, 1998, each in the usual and ordinary course of business none of which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

     3.13. LABOR RELATIONS AND EMPLOYMENT

     (a) Except as set forth in SCHEDULE 3.13(a), (i) to the best of the Company's knowledge, there are no union claims to represent the employees of the Company or any of its subsidiaries; (ii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries; (iii) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor to the Company's knowledge does any question concerning representation exist concerning such employees; (iv) the Company and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, equal opportunity, collective bargaining and payment of social security or social insurance premiums, as applicable, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and are not engaged in any discriminatory employment practices or unfair labor practices under applicable law, ordinance or regulation; (v) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the best of the Company's knowledge, threatened before any state or foreign agency; (vi) neither the Company nor any of its subsidiaries has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress; and (vii) there are no complaints, lawsuits or other proceedings pending or, to the best of the Company's knowledge, threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except for any complaints, lawsuits or other proceedings which would not reasonably be expected to have a Material Adverse Effect.

     (b) Except as set forth in SCHEDULE 3.13(b), the employment of all Persons and officers employed by the Company or any of its subsidiaries is terminable at will without any penalty or severance obligation of any kind on the part of the Company or such subsidiary. All sums due for employee compensation and benefits, including, without limitation, retiree benefits, and all vacation time owing to any employees of the Company or any of its subsidiaries have been duly and adequately accrued in all material respects on the accounting records of the Company and its subsidiaries in accordance with GAAP.

     (c) Except as set forth on SCHEDULE 3.13(c) The Company and its subsidiaries have in force written confidentiality and non-disclosure agreements and patent/copyright/invention assignment agreements with, and requires as a condition of employment the execution of such agreements by, all of its technical research employees, all research consultants, all of its officers and such other members of its staff as in the regular course of their duties are reasonably likely to receive material confidential information regarding the Company, its Intellectual Property and its current and prospective business plans.

     (d) The Company is not aware that any of its officers or key employees or any officers or key employees of its subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any Governmental Entity, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as currently proposed to be conducted.

     (e) Except as set forth in SCHEDULE 3.13(e), the Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing.

     3.14. EMPLOYEE BENEFIT PLANS

     With respect to the Employee Benefit Plans of the Company and its subsidiaries: (i) the fair market value of the assets of each funded Employee Benefit Plan, if any, the liability of each insurer for any Employee Benefit Plan funded through insurance or any book reserve established for any other Employee Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Employee Benefit Plan according to the actuarial assumptions and valuations, if any, most recently used to determine employer contributions to and liabilities of such Employee Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or any book reserve to be less than such benefit obligations; (ii) each Employee Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms and with all applicable provisions of law (including rules and regulations thereunder); and (iii) each Employee Benefit Plan which is required to be registered with any governmental or regulatory authority has been registered and maintained in good standing with the appropriate governmental and regulatory authorities, except where the failure to be so registered or to maintain good standing would not reasonably be expected to have a Material Adverse Effect.

     3.15. REAL PROPERTY

     (a) The Company and its subsidiaries do not own any real property in whole or in part.

     (b) SCHEDULE 3.15 lists all real property leased by the Company or its subsidiaries as well as the commencement and expiration dates of all leases relating thereto (the "LEASED REAL PROPERTY"). True and complete copies of all leases listed in SCHEDULE 3.15 have been delivered to Purchaser. The Company or one of its subsidiaries has a valid and existing lease or sublease for each property subsumed within the Leased Real Property. All leases covering any of the Leased Real Property are valid and enforceable by the Company or one of its subsidiaries, as the case may be, in accordance with their respective terms, are in full force and effect, except that the enforceability thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and have not been modified, supplemented or terminated in any material respect except as set forth in SCHEDULE 3.15, and there is not under any such lease any default by the Company or one of its subsidiaries or, to the best of the Company's knowledge, by any landlord or lessor under any such lease except for any such default which would not reasonably be expected to have a Material Adverse Effect. The facilities and real properties covered by the Leased Real Property constitute all of the facilities and real properties presently used by the Company or its subsidiaries.

     3.16. CONDITION OF PROPERTIES

     All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its subsidiaries are in good operating condition and repair (normal wear and tear excepted), are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company's or such subsidiary's business and conform with all applicable ordinances, regulations and laws except where the failure to conform with the applicable ordinances, regulations or laws would not reasonably be expected to have a Material Adverse Effect.

     3.17. ENVIRONMENTAL MATTERS

     (a) The Company and its subsidiaries (i) are in compliance with all Environmental Laws; (ii) have obtained all necessary Environmental Permits, all of which are in full force and effect; and (iii) are in compliance with all terms and conditions of such Environmental Permits, except for any failure to comply or the absence of any such permit which would not reasonably be expected to have a Material Adverse Effect.

     (b) Neither the Company nor any of its subsidiaries has violated or done any act which could reasonably be expected to result in liability under, or have otherwise failed to act in a manner which would reasonably be expected to expose any of them to liability under, any Environmental Law except for any liability that would not reasonably be expected to have a Material Adverse Effect. No event has occurred which, upon the passage of time, the giving of notice, or failure to act would reasonably be expected to give rise to liability to the Company or any of its subsidiaries under any Environmental Law except for any liability that would not reasonably be expected to have a Material Adverse Effect.

     (c) No Hazardous Material has been released, spilled, discharged, dumped, or disposed of, by the Company, or otherwise come to be located in, at, beneath or near any of the Leased Real

Property as a result of the Company's action including properties formerly owned, operated or otherwise controlled by the Company or any of its subsidiaries (i) in violation of any Environmental Law or (ii) in such manner as would reasonably be expected to result in environmental liability to the Company or any of its subsidiaries.

     (d) To the Company's knowledge, there have been and are no: (i) aboveground or underground storage tanks; (ii) surface impoundments for Hazardous Materials;
(iii) wetlands as defined under any Environmental Law; or (iv) asbestos or asbestos containing materials or polychlorinated biphenyl ("PCB") or PCB-containing equipment, located within any portion of the Owned Real Property or Leased Real Property.

     (e) No liens currently encumber any Leased Real Property in connection with any actual or alleged liability of the Company under any Environmental Law.

     (f) (i) Neither the Company nor any of its subsidiaries has received any written notice, claim, demand, suit or request for information from any Governmental Entity or private entity with respect to any liability or alleged liability under any Environmental Law, nor to the knowledge of the Company has any other entity whose liability, in whole or in part, may be attributed to the Company or any of its subsidiaries, received any such notice, claim, demand, suit or request for information; (ii) neither the Company nor any of its subsidiaries has ongoing negotiations with or agreements with any Governmental Entity or other Person or entity relating to any Remedial Action or other claim arising under or related to any Environmental Law.

     (g) Neither the Company nor any of its subsidiaries has disposed, or arranged for the disposal, of any Hazardous Materials at any facility that is or has ever been the subject of investigation or response action under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 ET SEQ. ("CERCLA"), Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ. ("RCRA"), or any state or Canadian law of similar effect.

     (h) The Company has provided to Purchaser all environmental studies and reports pertaining to the Leased Real Property and the improvements thereon that the Company or its subsidiaries have in their possession. To the best of the Company's knowledge, as of the respective dates thereof, such studies and reports were current and accurate and complete in all material respects.

     For purposes of this Agreement, the following terms shall have the following meanings:

     "ENVIRONMENTAL LAWS" shall mean any statute, regulation, ordinance, order, decree, treaty, agreement, compact, common law duty or other requirement of United States, Canadian or international law relating to protection of human health, safety or the environment (including, without limitation, ambient air, surface water, groundwater, wetlands, soil, surface and subsurface strata).

     "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, approvals, authorizations, consents or registrations required under any applicable Environmental Law.

     "HAZARDOUS MATERIALS" shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, hazardous wastes, radioactive materials, petroleum or petroleum products.

     "REMEDIAL ACTION" shall mean any action required to: (i) clean up, remove or treat Hazardous Materials; (ii) prevent a release or threat of release of any Hazardous Material; (iii) perform pre-remedial studies, investigations or post-remedial monitoring and care; or (iv) cure a violation of Environmental Law

     3.18. INTELLECTUAL PROPERTY

     (a) The Company has previously provided the Purchasers a complete list of registrations/patents or applications therefor pertaining to the Intellectual Property, the dates of application/issuance and the relevant jurisdictions. Except as described in SCHEDULE 3.18(a), the Company or one of its subsidiaries owns or has the valid right to use, free and clear of all liens and other encumbrances or claims of any nature, except for liens or other encumbrances that are not material, all of the Intellectual Property necessary for the conduct of the business of the Company or any of its subsidiaries, except where the failure to own or have the right to use any item of Intellectual Property would not reasonably be expected to have a Material Adverse Effect. Except as noted on SCHEDULE 3.18(a), all listed Intellectual Property that is material to the Company, is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid.

     (b) Except as set forth on SCHEDULE 3.18(b), there is no claim, suit, action or proceeding pending or, to the best of the Company's knowledge, threatened against the Company or one of its subsidiaries: (i) alleging any conflict or infringement with any third party's proprietary rights; or (ii) challenging the Company or one of its subsidiaries' ownership or use, or the validity or enforceability of any Intellectual Property; and to the Company's knowledge no listed no listed application or registration/patent of the Company is the subject of any patent interference proceeding or similar proceeding. Except as set forth on SCHEDULE 3.18(b), there is no claim, suit, action or proceeding pending or, to best of the Company's knowledge, threatened by the Company or one of its subsidiaries, alleging any third party's intellectual property rights conflict or infringe the Intellectual Property of the Company or one of its subsidiaries.

     (c) The Company has previously provided a complete and accurate list of all: (i) material licenses, sublicenses and other agreements in which the Company or one of its subsidiaries grants rights to any Person to use the Intellectual Property; (ii) material licenses, sublicenses and other agreements in which any Person grants rights to the Company or one of its subsidiaries to use the Intellectual Property of such Person; and (iii) material consents, indemnifications, forbearances to sue, settlement agreements or cross-licensing arrangements relating to the Intellectual Property or the intellectual property of any third party to which the Company or one of its subsidiaries is a party. Except as previously disclosed, neither the Company nor any of its subsidiaries is under any obligation to pay royalties or similar payments in connection with any license, nor will the Company or any of its subsidiaries be, as a result of the execution and delivery of the Transaction Documents or the performance of its obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property except for any such breach which would not reasonably be expected to have a Material Adverse Effect. As to each material license agreement to which the Company or one of its subsidiaries is a party, the Company or such subsidiary is current in the payment of all royalties due thereunder.

     (d) Except as set forth in SCHEDULE 3.18(d), no former or present employee, officer or director of the Company or any of its subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

     (e) The Company or one of its subsidiaries owns or has the right to use all computer software, software systems and databases and all other information systems currently used in the business of the Company or any of its subsidiaries, including, without limitation, all computer software used in the business of the Company on personal computers by employees of the Company or any of its subsidiaries.

     For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean all of the following, owned or used in the business of the Company or any of its subsidiaries: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith;
(ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and applications or registrations in any jurisdiction for the foregoing;
(v) database rights; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (viii) books and records describing or used in connection with any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

     3.19. REGULATORY MATTERS

     (a) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") (each such product, a "REGULATED PRODUCT") that is manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries, such Regulated Product is being manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under FDCA and similar state and foreign laws and regulations, including but not limited to those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

     (b) To the Company's knowledge, there are no rule making or similar proceedings before the FDA or comparable federal, Canadian, state, provincial, local or foreign government bodies which involve or, to the Company's actual knowledge, affect the Company or any of its subsidiaries which, if the subject of an action unfavorable to the Company or any of its subsidiaries, would have a Material Adverse Effect.

     (c) The description of the results of tests or evaluations contained in the Company's Investigational Device Exemption submission, dated November 11, 1998 (the "IDE"), are accurate and complete in all material respects, and the Company has no knowledge of any other tests or evaluations, the results of which reasonably call into question the results described or referred to in the IDE. Except as set forth on SCHEDULE 3.19, neither the Company nor any of its subsidiaries has received any written notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any tests or evaluations conducted on behalf of the Company or any of its subsidiaries.

     3.20. YEAR 2000

     Except as set forth in SCHEDULE 3.20, in the SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company's computer software, hardware, firmware and other similar or related items of automated, computerized and/or software system(s) that are relied on by, or sold or provided with equipment or materials sold or provided by, the Company or its subsidiaries in the conduct of their respective businesses, (A) will not malfunction prior to, on, or after January 1, 2000 as a consequence of the change of century or millennium associated with that date, and (B) are, as applicable, able to process dates and calculate spans of dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) correctly recognizing all valid dates, including September 9, 1999 and January 1, 2001, (ii) properly recognizing leap years, including recognizing year 2000 as a leap year with 366 days and February 29, 2000 as a leap year day, and (iii) properly interfacing with the same or other systems, where designed to have the capacity to interface, so as to preserve proper processing of date information, including by automatic conversion of date information into and from a four-digit and two-digit date format as appropriate, provided, however, that (a) the representations and warranties contained in this Section 3.20 shall only apply if the software, firmware or hardware is used in accordance with the documentation therefor, and all other products used in combination with such software, firmware or hardware properly exchange date data with the software, firmware or hardware and (b) to the extent that any of the representations and warranties contained in this Section 3.20 are made by the Company with respect to computer software, hardware, firmware and other similar or related items of automated, computerized and/or software systems that are manufactured, assembled or provided by parties other than the Company or its subsidiaries, the representations and warranties provided by the Company are provided to the best of the Company's knowledge.

     3.21. TAX MATTERS

     Except as set forth on SCHEDULE 3.21, there are no United States or Canadian federal, state, provincial, county, municipal or local taxes or comparable foreign taxes due and payable by the Company or any of its subsidiaries which have not been paid. The provisions for taxes on the consolidated balance sheet of the Company for the year ended December 31, 1998 are sufficient for the payment of all accrued and unpaid United

States and Canadian federal, state, provincial, county, municipal and local taxes or comparable foreign taxes of the Company and its subsidiaries whether or not assessed or disputed as of the date of such balance sheet. The Company and each of its subsidiaries has duly filed all United States and Canadian federal, state, provincial, county, municipal and local or comparable foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. Except as set forth on SCHEDULE 3.21, neither the Company nor any of its subsidiaries has been subject to a tax audit of any kind, whether in Canada, the United States or other jurisdiction in which such entity conducts business.

     3.22. INSURANCE

     The Company and its subsidiaries and their respective properties are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of the Company and its subsidiaries. SCHEDULE 3.22 sets forth a complete and accurate list of the insurance policies of the Company and its subsidiaries as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates. No written notice of any termination or threatened termination of any of such policies has been received by the Company or any of its subsidiaries and such policies are in full force and effect.

     3.23. TRANSACTIONS WITH RELATED PARTIES

     Except as set forth in the Company's Annual Report on Form 20-F for its fiscal year ended December 31, 1998 or in SCHEDULE 3.23, neither the Company nor any subsidiary is a party to any agreement with any of the Company's directors, officers or shareholders or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property other than automobiles (either to or from such Person), (ii) licenses real or personal property or Intellectual Property (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person, or (v) has borrowed money from or lent money to such Person. Except as set forth in
SCHEDULE 3.23, to the best of the Company's knowledge, there exist no agreements among shareholders of the Company, except as contemplated by the Transaction Documents, to act in concert with respect to their voting or holding of Company securities.

     3.24. INTEREST IN COMPETITORS

     Neither the Company, nor any or its subsidiaries, nor any of their respective officers nor, to the best of the

Company's knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Company and its subsidiaries that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently conducted by the Company or any of its subsidiaries or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

     3.25. PRIVATE OFFERING

     Neither the Company nor anyone acting on its behalf has sold or has offered any of the Shares or the Warrants for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchaser and other than certain investment funds affiliated with Hilal Capital Management LLC, a Delaware limited liability company (the "HILAL FUNDS"). Neither the Company nor anyone acting on its behalf shall offer the Shares or the Warrants for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Shares, the Warrants or the shares of Common Stock issuable upon the exercise of the Warrants, or any part thereof, within the provisions of Section 5 of the Securities Act. Based upon the representations of the Purchasers set forth in Section 4, the offer, issuance and sale of the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and are qualified for distribution or are exempt from such requirements for qualification under applicable Canadian federal and provincial securities laws.

     3.26. BROKERAGE

     There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company and the Company shall indemnify and hold the Purchasers harmless against any costs or damages incurred as a result of any such claim.

     3.27. MATERIAL FACTS

     This Agreement and the other Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

     3.28. FAIRNESS OPINION

     The Company has received an opinion from Hambrecht & Quist, LLC to the effect that the transactions contemplated by this Agreement and by the other Transaction Documents are fair to the Company from a financial point of view.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser severally represents and warrants to the Company as follows:

     (a) Each Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. No other action on the part of such Purchaser or any of its partners is necessary to authorize the execution, delivery and performance of the Transaction Documents by the Purchaser.

     (b) This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by each Purchaser and, assuming the due execution and delivery of this Agreement by the Company and of such other Transaction Documents by the other parties thereto, are valid and binding obligations of each Purchaser, enforceable against each Purchaser in accordance with their respective terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and
(ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     (c) Neither the execution and delivery of this Agreement nor of the other Transaction Documents to which it is a party nor the performance by each Purchaser of its obligations hereunder or thereunder will violate any instrument to which it is a party or any law, decree, order, statute, rule or regulation applicable to such Purchaser or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any Governmental Entity, other than the United States federal securities laws.

     (d) It is acquiring the Shares and the Warrant (and will acquire the Common Stock issuable upon exercise of the Warrant) for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares or the Warrant (or the Common Stock acquired upon exercise of the Warrant), but subject, nevertheless, to any requirement of law that the disposition of such Purchaser's property shall, at all times, be within such Purchaser's control, and without prejudice to such Purchaser's right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

     (e) There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party based on any arrangement made by or on behalf of such Purchaser and such Purchaser shall indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

     (f) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares and the Warrant contemplated hereby. It is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

SECTION 5.  COVENANTS OF THE PARTIES

     5.1. ADDITIONAL AGREEMENTS

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to cooperate with the other and use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Transaction Documents, including using reasonable commercial efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities as required by law).

     (b) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of any of the Transaction Documents, Purchaser and the Company shall take all such action as promptly as practicable.

SECTION 6.  ADDITIONAL COVENANTS OF THE COMPANY

     6.1. USE OF PROCEEDS

     The Company shall utilize the proceeds from the sale of the Shares and the Warrants hereunder (i) to repay in full $4,100,000 principal amount plus accrued interest of loans outstanding to the Hilal Funds and (ii) for general corporate purposes.

     6.2. FINANCIAL AND BUSINESS INFORMATION

     From and after the date hereof, the Company shall deliver to each of the Purchasers, so long the Purchasers collectively own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) at least five percent (5%) of the issued and outstanding shares of Common Stock:

     (a) QUARTERLY STATEMENTS - as soon as practicable, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet, statement of income and statement of cash flows of the Company and its subsidiaries as at the close of such quarter and covering operations for such quarter and the portion of the Company's fiscal year ending on the last day of such quarter, all in reasonable detail and prepared in accordance with GAAP, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year. The Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (c) below.

     (b) ANNUAL STATEMENTS - as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, duplicate copies of:

     (1) consolidated and consolidating balance sheets of the Company and its subsidiaries at the end of such year;

     (2) consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements fairly present the financial position of the Company and its subsidiaries on a consolidated basis and have been prepared in accordance with GAAP applied on a consistent basis (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

     (3) comparisons of such audited results to each pertinent item in the budget referred to in subsection (c) below.

     (c) BUSINESS PLAN; PROJECTIONS - no later than 30 days prior to the commencement of each fiscal year of the Company, an annual business plan of the Company and projections of operating results, prepared on a quarterly basis, and a three year business plan of the Company and projections of operating results. Within 45 days of the close of each semi-annual fiscal period of the Company, the Company shall provide the Purchasers with an update of such quarterly projections. Such business plans, projections and updates shall contain such substance and detail and shall be in such form as will be reasonably acceptable to the Purchasers.

     (d) AUDIT REPORTS - promptly upon receipt thereof, one copy of each other financial report and internal control letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company.

     (e) OTHER REPORTS - promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement (or management information circular) sent by the Company to stockholders generally, of each financial statement, report, notice or proxy statement (or management information circular) sent by the Company or any of its subsidiaries to the SEC or any successor agency, if applicable, of each regular or periodic report and any registration statement, prospectus or written communication in respect thereof filed by the Company or any subsidiary with, or received by such Person in connection therewith from, any domestic or foreign securities exchange, the SEC or any successor agency or any foreign regulatory authority performing functions similar to the SEC, of any press release issued by the Company or any subsidiary, and of any material of any nature whatsoever prepared by the SEC or any successor agency thereto or any state blue sky or securities law commission which relates to or affects in any way the Company or any subsidiary.

     (f) REQUESTED INFORMATION - with reasonable promptness, the Company shall furnish each of the Purchasers with such other data and information as from time to time may be reasonably requested.

     6.3. INSPECTION

     As long as the Purchasers collectively own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) at least five percent (5%) of the issued and outstanding Common Stock, the Company shall permit the Purchasers, their nominees, assignees, and their representatives to visit and inspect any of the properties of the Company and its subsidiaries, to examine all its books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Purchasers, their nominees, assignees and representatives the finances and affairs of the Company and any subsidiaries), all at such reasonable times and as often as may be reasonably requested.

     6.4. CONFIDENTIALITY

     As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including without limitation information furnished pursuant to Sections
6.2 and 6.3 hereof) as constitutes or contains confidential business, financial or other information of the Company or any subsidiary, each of the Purchasers covenants for itself and, its directors, officers and partners, if any, that it will not disclose and it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, stockholders, partners, limited partners and other authorized representatives who have agreed to be bound by the provisions of this Section 6.4; PROVIDED, HOWEVER, that each Purchaser may disclose or deliver any information or other material disclosed to or received by it should such Purchaser be advised by its counsel (with a copy of such opinion being furnished to the Company) that such disclosure or delivery is required by law, regulation or judicial or administrative order; PROVIDED, FURTHER, that prior to any such action Purchaser shall give the Company at least three Business Days notice to enable the Company to obtain a protective order or take other appropriate action. In the event of any termination of this Agreement prior to the Closing Date, each Purchaser shall return to the Company all confidential material previously furnished to such Purchaser or its officers, directors, partners, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 6.4, "due care" means at least the same level of care that such Purchaser would use to protect the confidentiality of its own sensitive or proprietary information, but in no event less than reasonable care, and this obligation shall survive termination of this Agreement.

     6.5. BOARD NOMINEES

     At the time of the conversion of the Shares, the Company shall take such steps, including the creation (through resignation of a then serving director or as otherwise permitted by the Ontario Business Corporations Act) and filling of an appropriate vacancy on the Board, as shall permit the individual who formerly held the position as director designated by the holders of Shares to continue to serve as a director of the Company until the next annual meeting of the shareholders of the Company. Thereafter, for so long as the Purchasers collectively own beneficially (within the meaning of Rule 13d-3 under the Exchange Act), in the aggregate, at least 5% of the issued and outstanding shares of Common Stock, the Company will nominate and use commercially reasonable efforts to elect and to cause to remain as a director on the Board one individual as designated by the Purchasers. Any vacancy created by the death, disability, retirement or removal of such individual may be filled by an individual designated by the Purchasers.

     6.6. BOARD COMMITTEES

     For so long as the Purchasers have the right, either as holders of the Shares or pursuant to Section 6.5 hereof, to designate at least one individual to the Board, the Purchasers shall have the right to designate one individual to each of the Executive Committee, Compensation Committee and Audit Committee of the Board of Directors of the Company, when and if the same are established.

     6.7. SUBSCRIPTION RIGHT

     (a) If at any time after the Closing Date, the Company proposes to sell equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company (other than the issuance of securities (i) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (ii) upon exercise of any options or warrants outstanding on the Closing Date, (iii) pursuant to the acquisition of another entity by the Company or one of its subsidiaries by merger, purchase of substantially all of the assets or other form of reorganization, (iv) in connection with the acquisitions or license of technology rights or other assets, (v) pursuant to a stock option plan, stock bonus plan, stock purchase plan or other compensation equity agreements or programs) or (vi) upon conversion or exercise of any "equity securities" (within the meaning of this Section 6.7) which have been sold in compliance with Section 6.7(c), the Company shall:

     (1) give each Purchaser written notice setting forth in reasonable detail
(i) the designation and all of the
material terms and provisions of the securities proposed to be issued (the "PROPOSED SECURITIES"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and interest rate and maturity; (ii) the price and other terms of the proposed sale of such securities; (iii) the amount of such securities proposed to be issued; and (iv) such other information as the Purchasers may reasonably request in order to evaluate the proposed issuance; and

     (2) offer to issue to each Purchaser a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock held by such Purchaser and issuable to such Purchaser, assuming exercise of the Warrants and conversion in full of the Shares and any other convertible securities then held by such Purchaser, by (y) the total number of shares of Common Stock then outstanding, including, for purposes of this calculation, all shares of Common Stock issuable upon conversion in full of any then outstanding convertible securities, including the Shares, and upon exercise of any then outstanding options or warrants (including the Warrants).

     (b) Each Purchaser shall have ten (10) Business Days after receipt of such notice (the "Notice") and the furnishing of all reasonably requested information within which to notify the Company as to whether and to what extent it has elected to purchase the Proposed Securities. The failure by a Purchaser to so notify the Company within ten Business Days after receipt of the Notice will be deemed to constitute an election by such Purchaser not to purchase any such Proposed Securities.

     (c) If a Purchaser does not exercise the above subscription right with respect to the Proposed Securities, or does not elect to purchase all of the securities so offered to it, the Company may proceed to sell that proportion of the Proposed Securities otherwise required to be sold to the Purchaser hereunder within 90 days following the expiration of the 10 day period described above, but only upon terms no more favorable to the purchasers of such securities as those of the proposed sale as described in the notice referred to above. Any Proposed Securities otherwise required to be offered to the Purchasers hereunder which are offered or sold by the Company after such 90 day period must be reoffered to the Purchaser pursuant to this Section 6.7.

     (d) The election by a Purchaser not to exercise its subscription rights under this Section 6.7 in any instance shall not affect its right (other than in respect of a reduction in its percentage holdings) to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the

Purchasers the right described in this Section 6.7 shall be void and of no force and effect.

     (e) The foregoing rights cease to exist at such time as the aggregate holdings of Company securities by the Purchasers shall represent less than five percent (5%) (calculated as described in subsection (a)(2) above) of the Company's then outstanding Common Stock.

     6.8. COVENANT NOT TO BREACH REPRESENTATIONS AND WARRANTIES, COVENANTS

     Pending the Closing, the Company will not, without the Purchasers' prior written consent, take any action which would result in any of the representations or warranties contained in this Agreement not being true in all material respects at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company will promptly advise the Purchasers of any action or event of which it becomes aware which has the effect of making incorrect in any material respect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance.

     6.9. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE

     The Company will continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises, except where the failure to maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect. The Company shall require all of its employees with access to proprietary information, or its consultants, to enter into appropriate confidentiality agreements and patent/invention agreements to protect confidential information relating to the Company and its business, including trade secrets.

     6.10. COMPLIANCE WITH LAWS

     The Company will comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

     6.11. INSURANCE

     The Company will maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size and credit standing engaged in similar business and owning similar properties, provided that such insurance is and remains available to the Company at commercially reasonable rates.

     6.12. KEEPING OF BOOKS

     The Company will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP.

     6.13. LOST, ETC. CERTIFICATES EVIDENCING SHARES OR DIVIDEND SHARES (OR SHARES OF COMMON STOCK); EXCHANGE

     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any shares of Common Stock, any shares of Series A Preferred Stock or any of the Warrants owned by one of the Purchasers, and (in the case of loss, theft or destruction) of an indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. Such Purchaser's agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 6.13. Upon surrender of any certificate representing any shares of Common Stock, any shares of Series A Preferred Stock or any of the Warrants for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of shares represented by the certificate so surrendered and registered, as such holder may request. The Company will also pay the cost of all deliveries of certificates for such shares to the office of such Purchaser (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 6.13.

     6.14. COMPETING TRANSACTION RESTRICTION

     For the period commencing on the date hereof and ending on the Closing Date (the "Restricted Period"), neither the Company nor any of its officers, agents or representatives (including without limitation, its investment banking firms (collectively, "Representatives")) will, directly or indirectly, (i) solicit any offers, bids or indications of interest, or initiate or participate in negotiations with any person, with respect to any financing of the Company, whether debt or equity, or, other than in the ordinary course of business, the sale, license or other transfer by the Company of any material assets of the Company (a "Competing Transaction"), (ii) enter into any agreement, agreement in principle, letter of intent or similar arrangement (whether or not legally binding) relating to a Competing Transaction, (iii) furnish, or authorize any Representatives to furnish, any confidential information or draft agreement concerning a Competing Transaction to any party. The Company's pending discussions with Dr. Thomas Merigan, Jr. regarding the proposed transaction between the Company and Dr. Merigan and his affiliates described in its Annual Report on Form 20-F for the fiscal year ended December 31, 1998, and its discussions with Transamerica Business Credit Corporation or another similar institutional lender regarding a $5 million credit facility, shall not be deemed Competing Transactions for purposes of this Agreement.

SECTION 7.  ADDITIONAL COVENANTS OF THE PURCHASERS

     7.1. RESALE OF SECURITIES

     (a) Each of the Purchasers severally covenants that it will not sell or otherwise transfer the Shares or the Warrants (or any shares of Common Stock acquired upon conversion of the Shares or exercise of the Warrants) to any Person except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

     (b) The certificates evidencing the Shares, the Warrants and the shares of Common Stock issuable upon conversion of the Shares or exercise of the Warrants will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

     "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN (A) REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

The Company shall remove this legend from the certificates evidencing such securities as promptly as practicable following the registration of such securities under the Securities Act or such earlier time as such securities are no longer subject to restriction on transfer under the Securities Act.

     7.2. STANDSTILL

     Each of the Purchasers which is an Affiliate of Warburg, Pincus & Co., a New York general partnership (such Purchaser being herein called a "WARBURG PURCHASER)", severally covenants that it will not acquire beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of any Common Stock of the Company if, after giving effect to such acquisition and any substantially contemporaneous acquisitions by other Affiliates of such Warburg Purchaser, the aggregate beneficial ownership of all of the Warburg Purchasers and their Affiliates would exceed 37% of the then outstanding shares of Common Stock of the Company (assuming full conversion and full exercise of any Shares or Warrants then held by such Purchasers); PROVIDED, HOWEVER, that the foregoing covenant shall not restrict any Warburg Purchaser from exercising at any time its right to convert the Shares or to exercise the Warrants then held by such Purchaser, nor shall such covenant apply to any acquisition of shares of Common Stock that has been previously approved by the Board of Directors of the Company.

SECTION 8.  CLOSING CONDITIONS OF THE PURCHASERS AND THE COMPANY

     The respective obligations of each of the Company and the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions.

     8.1. INJUNCTION

     No preliminary or permanent injunction or other order by any federal or state court in the United States or any federal or provincial court in Canada which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

SECTION 9.  PURCHASERS' CLOSING CONDITIONS

     The obligations of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Purchasers in accordance with Section 11.4 hereof:

     9.1. REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Company contained in the Transaction Documents shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date, except that representations and warranties made as of a specific date shall be true as of such date, and except as otherwise affected by the transactions contemplated hereby.

     9.2. COMPLIANCE WITH TRANSACTION DOCUMENTS

     The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in the Transaction Documents which are required to be performed or complied with by the Company prior to or on the Closing Date.

     9.3. OFFICER'S CERTIFICATE

     The Purchasers shall have received a certificate, dated the Closing Date, signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions specified in the foregoing Sections
9.1 and 9.2 hereof have been fulfilled.

     9.4. CONSENTS

     All permits, consents, authorizations, approvals, waivers, registrations, qualifications, designations and declarations material to the Company shall have been obtained, and, to the extent required to be submitted prior to the Closing, all filings and notices set forth in SCHEDULE 3.5 shall have been submitted.

     9.5. COUNSEL'S OPINION

     The Purchasers shall have received from the legal counsel to the Company, Goldman, Spring, Schwartz & Kichler, an opinion, dated the Closing Date, substantially in the form of EXHIBIT E hereto.

     9.6. REGISTRATION RIGHTS AGREEMENT

     The Company and the Purchasers shall have executed the Registration Rights Agreement, the form of which is attached as EXHIBIT F hereto (the "REGISTRATION RIGHTS AGREEMENT").

     9.7. ADVERSE DEVELOPMENT

     There shall have been no developments in the business of the Company or any of its subsidiaries which in the opinion of

Purchaser would reasonably be expected to have a Material Adverse Effect.

     9.8. ELECTION OF DIRECTOR

     Jonathan Leff shall have been elected to the Board of Directors of the Company effective upon the Closing as the representative designated by the holders of the Shares.

     9.9. APPROVAL OF PROCEEDINGS

     All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchasers and their counsel, Willkie Farr & Gallagher; and the Purchasers shall have received copies of all documents or other evidence which it and Willkie Farr & Gallagher may reasonably request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance reasonably satisfactory to the Purchasers and Willkie Farr & Gallagher.

     9.10. TERMINATION OF TERM LOAN

     The term loan entered into between the Hilal Funds and a subsidiary of the Company on April 30, 1998, as its terms have been amended, shall have been terminated and the obligations thereunder satisfied in their entirety by (a) the issuance of 3,948 shares of Series A Preferred Stock and 147,098 Warrants and
(b) the payment of $4,244,355 in cash from the proceeds of the investment by the Purchasers pursuant to this Agreement, and the Registration Rights Agreement dated April 30, 1998, by and among the Company and the Hilal Funds, shall have been amended as contemplated by Exhibit G hereto.

SECTION 10.  COMPANY CLOSING CONDITIONS

     The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Company in accordance with Section 11.4 hereof:

     10.1. REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Purchasers contained in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

     10.2. COMPLIANCE WITH TRANSACTION DOCUMENTS

     The Purchasers shall have performed and complied with all agreements, covenants and conditions contained in the Transaction Documents which are required to be performed or complied with by it prior to or on the Closing Date.

     10.3. PURCHASER'S CERTIFICATES

     The Company shall have received a certificate from the Purchasers, dated the Closing Date, signed by a duly authorized representative of the Purchasers, certifying that the conditions specified in the foregoing Sections 10.1 and 10.2 hereof have been fulfilled.

SECTION 11.  TERMINATION, AMENDMENT AND WAIVER

          11.1. TERMINATION

          This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual written consent of the Company and the Purchasers; or

          (b) (i) By the Purchasers if any of the conditions specified in Sections 8 or 9 have not been met or waived by the Purchasers at such time as such condition is no longer capable of satisfaction (PROVIDED the Purchasers are not otherwise in material breach of their representations, warranties, covenants or agreements under this Agreement); or (ii) by the Company if any of the conditions specified in Sections 8 or 10 have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction (PROVIDED the Company is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement); or

          (c) By either the Purchasers or the Company if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted; or

          (d) By the Purchasers if, without any material breach by the Purchasers of their obligations under the Transaction Documents, the transactions contemplated hereby and thereby shall not have been consummated on or before September 30, 1999 (the "EXPIRATION DATE"); or

          (e) By the Company if, without any material breach by the Company of its obligations under the Transaction Documents, the transactions contemplated hereby and thereby shall not have been consummated on or before the Expiration Date; or

     11.2. EFFECT OF TERMINATION

     In the event of termination of this Agreement as provided in Section 11.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Purchasers or the Company or their respective officers or directors or partners; PROVIDED that nothing herein shall relieve either party from liability for any breach of this Agreement.

     11.3. AMENDMENT

     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.4. WAIVER

     At any time prior to the Closing, the parties hereto, by or pursuant to action taken by the Purchasers and the Company, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto by the other party and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

SECTION 12.  INTERPRETATION OF THIS AGREEMENT

     12.1. TERMS DEFINED

     As used in this Agreement, the following terms have the respective meanings set forth below:

     AFFILIATE: shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

     BUSINESS DAY: shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York and the Province of Ontario are not required or authorized to close.

     EMPLOYEE BENEFIT PLAN: shall mean all material employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company or any of its subsidiaries or to which the Company or any subsidiary is obligated to contribute thereunder for current or former employees of the Company or any subsidiary.

     EXCHANGE ACT: shall mean the Securities Exchange Act of 1934, as amended.

     KNOWLEDGE , TO THE BEST OF THE COMPANY'S KNOWLEDGE: shall mean, along with words of similar meaning applicable to the Company, the actual knowledge of John
K. Stevens, Jeffrey Sherman, Richard T. Daly or Samuel Schwartz.

     GOVERNMENTAL ENTITY: shall mean any United States, Canada or international
(a) federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) court or administrative tribunal,
(c) non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (d) arbitration tribunal or other non-Governmental Entity with applicable jurisdiction.

     PERSON: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a Governmental Entity.

     SEC: shall mean the Securities and Exchange Commission.

     SECURITIES ACT: shall mean the Securities Act of 1933, as amended.

     SUBSIDIARY: shall mean any (a) Person of which the Company (or other specified Person) shall own directly or indirectly through a subsidiary, a nominee arrangement or otherwise (i) at least a majority of the outstanding voting capital stock (or other outstanding voting shares of beneficial interest) or (ii) at least a majority of the partnership, membership, joint venture or similar interests, or (b) in which the Company (or other specified Person) is a general partner or joint venturer.

     12.2. SCHEDULES

     The disclosure contained in any one schedule of this Agreement, if by its description is applicable to other sections of this Agreement, will also be deemed to have been made with respect to such sections, even if such disclosure is not repeated in any other schedules.

     12.3. ACCOUNTING PRINCIPLES

     Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     12.4. DIRECTLY OR INDIRECTLY

     Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     12.5. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     12.6. PARAGRAPH AND SECTION HEADINGS

     The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 13.  MISCELLANEOUS

     13.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     All statements contained in any certificate or other instrument executed and delivered by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Company hereunder, except to the extent the same have been subsequently amended prior to the date hereof. All representations and warranties made by the parties hereto in this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of the Company; PROVIDED, HOWEVER, that neither party shall commence any action against the other party in respect of any provision of this Agreement at any time subsequent to the date eighteen (18) months after the Closing Date. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

     13.2. NOTICES

     (a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          (1)  if to Purchasers:

          Warburg, Pincus Equity Partners, L.P.
          466 Lexington Avenue
          New York, NY  10017
          Attention: Jonathan S. Leff
          Facsimile: (212) 878-9361

          With a copy to:

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, New York  10019-6009
          Attention:  Peter Jakes, Esq.
          Facsimile:   (212) 728-8111

          (2)      if to the Company:

          Visible Genetics Inc.
          700 Bay Street
          Toronto, Ontario
          M5G 1Z6
          Attention:  Richard Daly
          Facsimile:  (416) 813-3250

          With a copy to:

          Goldman, Spring, Schwartz & Kichler
          Suite 700
          40 Sheppard Avenue West
          Toronto, Ontario  M2N 6K9
          Attention:  Samuel Schwartz, Esq.
          Facsimile:  (416) 225-4805

          and to:

          Baer Marks & Upham LLP
          805 Third Avenue
          New York, N.Y.  10022-7513
          Attention:  Steven S. Pretsfelder
          Facsimile:  (212) 702-5941

     (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile (with confirmation of transmission), on the date of such delivery; if mailed by courier, when received; and if mailed by registered or certified mail, when received.

     13.3. EXPENSES

     (a) All costs, fees and expenses incurred in connection with the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.

     13.4. PUBLICITY

     So long as this Agreement is in effect, the Purchasers and the Company shall consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and neither of them shall issue any press release or make any public statement prior to such consultation, except as otherwise required by law. The commencement of litigation relating to this Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 13.4.

     13.5. SPECIFIC PERFORMANCE

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court sitting in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

     13.6. SUBMISSION TO JURISDICTION

     With respect to any suit, action or proceeding initiated by a party to this Agreement arising out of, under or in connection with this Agreement or any of the Transaction Documents, the Company and the Purchasers each hereby submit to the exclusive jurisdiction of any state or federal court sitting in the State of New York and irrevocably waive, to the fullest extent permitted by law, any objection that they may now have or hereafter obtain to the laying of venue in any such court in any such suit, action or proceeding. The Company agrees that, within 14 days of the date of this Agreement, it will appoint and designate Baer Marks & Upham LLP, or such other Person as may be satisfactory to the Company, as its agent to receive process in any such suit, action or proceeding and agrees that service of process on such agent shall be deemed to be in every respect effective service of process on it in any such suit, action or proceeding and waives all claim of error by reason of such service.

     13.7. SUCCESSORS AND ASSIGNS

     Neither the Purchasers, on the one hand, or the Company, on the other, may assign this Agreement or any rights hereunder without the prior consent of the other party hereof, except that a Purchaser may assign this Agreement and its rights hereunder and under the other Transaction Documents to an Affiliate upon notice of such assignment to the Company. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

     13.8. ENTIRE AGREEMENT; AMENDMENT AND WAIVER

     This Agreement and the Transaction Documents constitute the entire understanding of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Purchasers.

     13.9. SEVERABILITY

     In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

     13.10. LIMITATION ON ENFORCEMENT OF REMEDIES

     The Company hereby agrees that it will not assert against the limited partners of the Purchasers any claim it may have under this Agreement or any Company Transaction Document by reason of any failure or alleged failure by the Purchaser to meet their obligations hereunder or thereunder.

     13.11. COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:                                PURCHASERS:

VISIBLE GENETICS INC.                   WARBURG, PINCUS EQUITY PARTNERS, L.P.

By: ________________________            By: Warburg, Pincus & Co.,
Name:  Richard T. Daly                      General Partner
Title: President and CEO

                                        By: ___________________________

                                        WARBURG, PINCUS VENTURES
                                        INTERNATIONAL, L.P.

                                        By: Warburg, Pincus & Co.,
                                            General Partner

                                        By: ___________________________

                                        WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS I, C.V.

                                        By: Warburg, Pincus & Co.,
                                            General Partner

                                        By: ___________________________

                                        WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS II, C.V.

                                        By: Warburg, Pincus & Co.,
                                            General Partner

                                        By: ___________________________

                                        WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS III, C.V.

                                        By: Warburg, Pincus & Co.,
                                            General Partner

                                        By: ___________________________